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Exhibit 12.1

Reddy Ice Holdings, Inc.
Computation of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges

									Pro Forma Three Months Ended March 31, 2010
	Year Ended December 31,					Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Pro Forma Year Ended December 31, 2009
	2009	2008	2007	2006	2005
	(in thousands)
Earnings
Pre-tax income (loss) from continuing operations	$7,892	$(141,833)	$16,751	$26,201	$15,314	$(33,828)	$(22,633)	$(16,878)	$(39,462)
Fixed charges	31,686	36,678	36,337	33,815	38,249	8,831	8,511	56,456	14,465
Capitalized interest and related amortization	34	34	(327)	—	—	—	—	—	—

Total earnings	$39,612	$(105,121)	$52,761	$60,016	$53,563	$(24,997)	$(14,122)	$39,578	$(24,997)

Fixed Charges
Interest expense, amortized premiums, discounts and capitalized expenses related to indebtedness	$26,802	$31,893	$31,307	$29,624	$34,421	$7,259	$7,221	$51,572	$12,893
Capitalized interest	—	—	344	—	—	—	—	—	—
Estimated interest in rental expense	4,884	4,785	4,686	4,191	3,828	1,572	1,290	4,884	1,572

Total fixed charges	$31,686	$36,678	$36,337	$33,815	$38,249	$8,831	$8,511	$56,456	$14,465

Ratio of earnings to fixed charges(1)	1.25	N/A	1.45	1.77	1.40	N/A	N/A	N/A	N/A

(1)
During certain of the periods presented above, earnings were not sufficient to cover fixed charges. For the year ended December 31, 2008, the deficiency was $141,799. For the three months ended March 31, 2010 and 2009, the deficiency was $33,828 and $22,633, respectively. For the year ended December 31, 2009 and the three months ended March 31, 2010, the deficiency on a pro forma basis was $16,878 and $39,462, respectively.

 Reddy Ice Corporation
Computation of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges

									Pro Forma Three Months Ended March 31, 2010
	Year Ended December 31,					Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Pro Forma Year Ended December 31, 2009
	2009	2008	2007	2006	2005
	(in thousands)
Earnings
Pre-tax income (loss) from continuing operations	$23,489	$(127,352)	$32,965	$37,333	$(4,858)	$(29,550)	$(15,645)	$(16,519)	$(38,227)
Fixed charges	15,159	21,059	22,168	20,952	26,888	5,465	4,379	55,167	14,142
Capitalized interest and related amortization	34	34	(327)	—	—	—	—	—	—

Total earnings	$38,682	$(106,259)	$54,806	$58,285	$22,030	$(24,085)	$(11,266)	$38,648	$(24,085)

Fixed Charges
Interest expense, amortized premiums, discounts and capitalized expenses related to indebtedness	$10,275	$16,274	$17,138	$16,761	$23,060	$3,893	$3,089	$50,283	$12,570
Capitalized interest	—	—	344	—	—	—	—	—	—
Estimated interest in rental expense	4,884	4,785	4,686	4,191	3,828	1,572	1,290	4,884	1,572

Total fixed charges	$15,159	$21,059	$22,168	$20,952	$26,888	$5,465	$4,379	$55,167	$14,142

Ratio of earnings to fixed charges(1)	2.55	N/A	2.47	2.78	0.82	N/A	N/A	N/A	N/A

(1)
During certain of the periods presented above, earnings were not sufficient to cover fixed charges. For the year ended December 31, 2008 the deficiency was $127,318. For the three months ended March 31, 2010 and 2009, the deficiency was $29,550 and $15,645, respectively. For the year ended December 31, 2009 and the three months ended March 31, 2010, the deficiency on a pro forma basis was $16,519 and $38,227, respectively.

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  Exhibit 12.1
Reddy Ice Holdings, Inc. Computation of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges
Reddy Ice Corporation Computation of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges